Exhibit 4.36

English Translation

Investment Agreement

August 2, 2012

This Investment Agreement (“this Agreement”) is made on August 2, 2012:

BY and AMONG:

Shanghai Yuanbo Education Information Consulting Corporation Ltd. (“Yuanbo Education”)

Address: Room 2034, Block 1, No. 600 Meiyu Road, Nanxiang Town, Jiading District, Shanghai

Legal Representative: Dong Xu

Zhejiang Fengming Chemical Fiber Co., Ltd. (“Fengming Chemcial Fiber”)
Address: Fengming Commercial Building, Jinji Road, Zhouquan Town, Tongxiang

Legal Representative: Xinfang Yu

Sun, Daoyue

ID Card Number: 350122197102071615

Address: Room 101, Unit A, Block 12, Hanbi Cuiting, Huali Century Garden, Wutong Street, Tongxiang

Dong, Guoping

ID Card Number: 33042519790312001X

Address: Room 105, Dormitory of the Bureau of Radio, Film and Television, Qingfeng South Road, Wutong Street, Tongxiang

Fei, Changlin

ID Card Number: 330425195708182910

Address: No. 21 Tan Bridge, Sanxin Village, Wutong Street, Tongxiang

Fengming Chemical Fiber, Daoyue Sun, Guoping Dong and Changlin Fei are collectively referred to as the “Original Shareholders”.

Tongxiang Fengming Fukang Cultural and Industrial Investment Co., Ltd. (“Investment Company”)

Address: Intersection of Huancheng Road and National Highway 320, Wutong, Tongxiang

Legal Representative: Xinfang Yu

Daidaikang Enterprise Management and Consulting Co., Ltd. (“Consulting Company”)

Address: 3/F., Club of Lvdu Jinyuan, Wutong Street, Tongxiang

Legal Representative: Xinfang Yu

WHEREAS:

  Yuanbo Education is a limited liability company established on April 29, 2009 under the Company Law of the People’s Republic of China (the “Company Law”) and the relevant laws and regulations, with a registered capital of RMB23.9 million.

  Consulting Company is a limited liability company established on February 5, 2007 under the Company Law and the relevant laws and regulations, with a registered capital of RMB500,000; Fengming Chemical Fiber, Daoyue Sun, Guoping Dong and Changlin Fei own an aggregate of 100% equity interest in Consulting Company, of which Fengming Chemical Fiber owns 45%, Daoyue Sun owns 35% and each of Guoping Dong and Changlin Fei own 10%, respectively. Consulting Company is directly interested in 100% of the capital contribution of Daidaikang Mickey Kindergarten (“Mickey Kindergarten”), Daidaikang Nanhu New District Kindergarten (“Nanhu New District Kindergarten”) and Daidaikang Nobel Kindergarten (“Nobel Kindergarten”). It is also directly interested in 35% of the capital contribution of Daidaikang American English Kindergarten (“American English Kindergarten”).

  Investment Company is a limited liability company established on July 8, 2005 under the Company Law and the relevant laws and regulations, with a registered capital of RMB3.61 million; Investment Company is directly interested in 65% of the capital contribution of American English Kindergarten.

  Guoping Dong is a natural person who has the capacity for civil conducts and civil rights in China and is directly interested in 100% of the capital contribution of Daidaikang Lvdu Early Learning Center (“Lvdu Early Learning Center”).

  The Original shareholders, Investment Company, and Guoping Dong are, on a combined basis, directly and indirectly interested in 100% of the capital contribution of Mickey Kindergarten, Nanhu New District Kindergarten, Nobel Kindergarten, American English Kindergarten and Lvdu Early Learning Center (hereinafter referred to as the “Target Kindergartens and Centers”, please see Exhibit 1 for details), and intend to reorganize such interest on terms and conditions set forth in this Agreement and any exhibits hereto. Upon completion of the reorganization, the Original Shareholders will transfer all of their 100% shareholder interests in Consulting Company to Yuanbo Education; Yuanbo Education intends to accept the transfer of such 100% shareholder interests in Consulting Company on the terms and conditions set forth in this Agreement and any exhibits hereto (the “Investment”).

NOW, THEREFORE, the parties hereto have, after friendly consultation, reached the following agreement in respect of the above matters based on the principles of equality and mutual benefits, and in accordance with the Company Law, the Regulations for the Administration of Companies Registration of the People’s Republic of China, the Private Education Law of the People’s Republic of China and other relevant laws and regulations of the People’s Republic of China (the “PRC” or “China”).

Article 1.  Reorganization

1.1	As one of the closing conditions set forth in Article 4 hereof, the Original Shareholders, Investment Company, Guoping Dong, and Consulting Company shall immediately implement the reorganization specified in this Article (the “Reorganization”) after the execution of this Agreement.

1.2	Content of the Reorganization

(1)	Investment Company will transfer its interest in 65% of the capital contribution of American English Kindergarten to Consulting Company. Upon completion of the transfer, Consulting Company will be interested in 100% of the capital contribution of American English Kindergarten whereas Investment Company will be interested in 0% of the capital contribution of American English Kindergarten.

(2)	Guoping Dong will transfer his interest in 100% of the capital contribution of Lvdu Early Learning Center to Consulting Company. Upon completion of the transfer, Consulting Company will be interested in 100% of the capital contribution of Lvdu Early Learning Center whereas Guoping Dong will be interested in 0% of the capital contribution of Lvdu Early Learning Center.

(3)	The ratios of equity interests held by Consulting Company, Investment Company, and Guoping Dong, respectively, in the Target Kindergartens and Centers prior to or after the Reorganization are listed in the table below:

Name of the Target Kindergartens and Centers	Name of Shareholders	Equity Ratio Prior to the Reorganization	Equity Ratio After the Reorganization
Mickey Kindergarten	Consulting Company	100%	100%
Nanhu New District Kindergarten	Consulting Company	100%	100%
Nobel Kindergarten	Consulting Company	100%	100%
American English Kindergarten	Consulting Company	35%	100%
	Investment Company	65%	0%
Lvdu Early Learning Center	Consulting Company	0%	100%
	Guoping Dong	100%	0%

1.3	Requirements of the Reorganization

(1)	The Reorganization shall fully comply with the laws and regulations of the country in which the Reorganization takes place in all material respects.

(2)	Each item under the content of the Reorganization as specified in Article 1.2 above may be implemented concurrently to the extent that there is no conflict with the chronological order of each other.

(3)	The Original Shareholders, Investment Company, Guoping Dong, and Investment Company shall complete all items under the content of the Reorganization as specified in Article 1.2 above by August 15, 2012.

Article 2.  Form of Investment

2.1	For the purpose of this Agreement, the parties hereto agree to make the Investment by way of acquisition described below and pursuant to the terms and conditions set forth in this Agreement and any exhibits hereto.

2.2	Acquisition

(1)	Yuanbo Education will sign an equity transfer agreement (the “Equity Transfer Agreement”, please see Exhibit 3) with the Original Shareholders to accept the transfer of 100% equity interest of Consulting Company from them (the “Onshore Acquisition”).

(2)	The ratios of equity interests held by Yuanbo Education and the Original Shareholders, respectively, in Consulting Company prior to and after the completion of the Onshore Acquisition are listed in the table below:

	Name of Shareholders	Equity Ratio Prior to the Acquisition	Equity Ratio After the Acquisition

Consulting Company	Yuanbo Education	0%	100%
	Fengming Chemical Fiber	45%	0%
	Daoyue Sun	35%	0%
	Guoping Dong	10%	0%
	Changlin Fei	10%	0%

Article 3.  Payment of consideration for the Investment

3.1	The parties hereto agree that Yuanbo Education shall pay to the Original Shareholders a consideration, the total amount of which shall be equivalent to RMB14.5 million (the “Investment Consideration”, which will be calculated and determined on the basis of the valuation of the Target Kindergartens and Centers. Please refer to Exhibit 1 for the valuation of each of the Target Kindergartens and Centers), in respect of the Investment pursuant to the requirements of this Agreement and any exhibits hereto. The Investment Consideration shall be shared by the Original Shareholders according to their respective equity ratio.

3.2	Acquisition Price

The acquisition price shall be RMB 14.5 million (the “Acquisition Price”), which will be paid by installments by Yuanbo Education into the account designated by the Original Shareholders for receipt of payment according to the following requirements, and the proof of payment in relation thereto shall be provided to the Original Shareholders:

(1)	The first installment of the Acquisition Price shall be RMB1.45 million, which will, within five working days from the execution of this Agreement, be paid by Yuanbo Education to the Original Shareholders of Consulting Company according to their respective equity ratios after the completion of the Reorganization.

(2)	The second installment of the Acquisition Price shall be RMB7.385 million, which will, within five working days after the Completion Date for Closing Conditions (as defined in Article 5.1 hereof), be paid by Yuanbo Education to the Original Shareholders of Consulting Company according to their respective equity ratios after the completion of the Reorganization.

(3)	The third installment of the Acquisition Price shall be RMB3.165 million, which will, within five working days after the Formal Closing Date as agreed upon by the parties hereto (as defined in Article 5.1 hereof), be paid by Yuanbo Education to the Original Shareholders of the Consulting Company according to their respective equity ratios after the completion of the Reorganization.

(4)	The fourth installment of the Acquisition Price shall be RMB2.5 million. After an adjustment is made pursuant to the valuation adjustment clause in Article 3.3 hereof, the fourth installment will, within ten working days from the expiration of the Valuation Adjustment Period stipulated herein (as defined in Article 3.3 hereof) and the issue of an audit report, be paid by Yuanbo Education to the Original Shareholders of Consulting Company according to their respective equity ratios after the completion of the Reorganization.

3.3	The fourth installment of the Acquisition Price, which amounts to RMB2.5 million, will be adjusted in the following manner and subject to any change of the financial indicator (net profit after tax or NPAT) of the Target Kindergartens and Centers (excluding Nobel Kindergarten) for 10 months during the period from September 1, 2012 to June 30, 2013 (the “Valuation Adjustment Period”):

(1)	Based on NPAT of the Target Kindergartens and Centers (i.e. RMB1,083,333) for 10 months (which is calculated from NPAT of RMB1.3 million for the period (of 12 months) from August 1, 2011 to July 31, 2012), if the annual increase of NPAT of the Target Kindergartens and Centers (excluding Nobel Kindergarten) (the “Annual Increase of NPAT”, which shall be calculated under the PRC accounting standards and must be audited and confirmed by the accounting firm appointed by Yuanbo Education that has the qualification to conduct audits for listing purposes) during the Valuation Adjustment Period is less than 25% (including this figure) or RMB1,354,166, the fourth installment of the Acquisition Price (i.e. RMB2.5 million) shall be deducted in full and Yuanbo Education shall be under no obligation to make any payment;

(2)	If the Annual Increase of NPAT during the Valuation Adjustment Period ranges from 25% to 40% (both figures exclusive) or RMB1,354,166 to RMB1,516,666, the actual amount payable of the fourth installment of the Acquisition Price = RMB2.5 million x (the Annual Increase of NPAT during the Valuation Adjustment Period – 25%) ÷ 15%, will be paid by Yuanbo Education to the Original Shareholders of Consulting Company according to their respective equity ratios after the completion of the Reorganization;

(3)	If the Annual Increase of NPAT during the Valuation Adjustment Period equals to or exceeds 40% or RMB1,516,666, the fourth installment of the Acquisition Price will be paid in full by Yuanbo Education to the Original Shareholders of the Consulting Company according to their respective equity ratios after the completion of the Reorganization.

3.4	Special Adjustment to the Investment Consideration

(1)	If the number of the Target Kindergartens and Centers that have not completed the change of founders is more than two, Yuanbo Education shall have the right to terminate this Agreement unilaterally and the Original Shareholders shall return to Yuanbo Education any Investment Consideration paid by it pursuant to Article 8.4(2) hereof.

(2)	If the number of the Target Kindergartens and Centers that have not completed the change of founders is less than two or if such number is more than two but Yuanbo Education agrees to continue to perform this Agreement, the parties hereto agree that they will make an adjustment to the scope of the Target Kindergartens and Centers as listed in Exhibit 1 accordingly and to pass on such Target Kindergartens and Centers that have not completed the change of founders to Yuanbo Education for management through the entrustment for management by the Original Shareholders so as to guarantee that all profits of such Target Kindergartens and Centers will be booked to Yuanbo Education. The parties hereto also undertake that they will continue to perform their obligations to change the founders without consideration in future after all factors that hinder the change of founders of the Target Kindergartens and Centers are eliminated. For those Target Kindergartens and Centers which have not completed the change of founders and are unable to be passed on to Yuanbo Education for management through the entrustment for management, the individual consideration for any relevant Target Kindergarten or Center (please refer to Exhibit 1) shall be deducted from the Investment Consideration. An adjustment shall be made to the Acquisition Price set forth in Articles 3.2 and 3.3 hereof accordingly.

The Acquisition Price adjusted in above manner shall remain to be settled in four installments. Yuanbo Education shall have the right to decide on its own to adjust the amount of installments of the Acquisition Price. An adjustment shall be made to the equity transfer price set forth in the Equity Transfer Agreement accordingly

Article 4.  Closing conditions

4.1	Unless waived by Yuanbo Education in writing, the performance by Yuanbo Education of its obligation to pay the Investment Consideration (except for the obligation described in paragraph (1) of Article 3.2 hereof) is subject to the fulfillment of the closing conditions as listed below:

(1)	the Original Shareholders, Investment Company and Guoping Dong should have transferred to outside parties or deregistered any other kindergartens or centers over or in which they have a direct or indirect control and interest (other than the Target Kindergartens and Centers), or other companies or organizations whose business is in competition with any principal business of the Target Kindergartens and Centers;

(2)	there should be no law or regulation, nor judgment, ruling, decision or order of any court or the relevant government departments that restricts, prohibits or rescinds the equity transfer or change of founders of the Target Kindergartens and Centers; nor should there be any litigation, arbitration, judgment, ruling, decision or order that is pending or reasonably expected to be likely to occur, which has or would have an adverse effect on the Original Shareholders, Yuanbo Education, or the equity transfer and change of founders of the Target Kindergartens and Centers;

(3)	the Original Shareholders and Yuanbo Education should successfully complete the execution of the Equity Transfer Agreement, and any other documents required to be signed for the Acquisition;

(4)	Consulting Company should be the investor and founder recorded in the latest articles of association of the Target Kindergartens and Centers, and such record should be consistent with the relevant information set forth in the Permit for Operation of Schools and the Registration Certificate of Private Non-Enterprise Entities (Legal Person) of all early childhood educational institutions; if any circumstance set forth in Article 3.4 hereof occurs and some of the Target Kindergartens and Centers fail to change their founders, the Original Shareholders shall be under an obligation to arrange the Target Kindergartens and Centers and their founders to sign the Agreement for Entrustment of Operation and Management with Yuanbo Education, pursuant to which the operation and management of such Target Kindergartens and Centers will be fully entrusted to Yuanbo Education, and such entrustment will be fully performed pursuant to Article 3.4 hereof;

(5)	the Original Shareholders should have provided Yuanbo Education with a business plan and financial budget of Consulting Company and the Target Kindergartens and Centers for 12 months after the closing, and should have obtained an approval from Yuanbo Education;

(6)	the substantial debts and liabilities of the Target Kindergartens and Centers should have been properly dealt with, and all funds that shall belong to the personal fund account of the Target Kindergartens and Centers should have been transferred to their public account;

(7)	Yuanbo Education should have completed the due diligence on the business, legal and financial affairs of Consulting Company and the Target Kindergartens and Centers, and should have done so to the satisfaction of Yuanbo Education Holdings;

(8)	Consulting Company should have entered into the Labor Contract, Non-Competition Agreement and Enterprise Confidentiality Contract, the contents of which are the same as those listed in Exhibit 5, and any similar agreement as recognized by Yuanbo Education with the key personnel of the Target Kindergartens and Centers as listed in Exhibit 1, and such key personnel should have issued to Yuanbo Education a letter of undertaking, which shall include the following undertakings: a) unless his/her resignation has been approved by Yuanbo Education or a separate arrangement is made by Yuanbo Education, he/she shall continue to seek profits for the Target Kindergartens and Centers within three years after the completion of change of registration with the department in charge of industrial and commercial administration. In particular, Mr. Jianyu Wu, the original chief headmaster of kindergartens, shall continue to seek profits for the Target Kindergartens and Centers within eight years after the completion of change of registration with the department in charge of industrial and commercial administration; b) unless with the written approval of Yuanbo Education, he/she shall not engage in any business that is in competition with Yuanbo Education within two years after his/her departure from the Target Kindergartens and Centers;

(9)	the Target Kindergartens and Centers should sign labor contracts directly with their teachers and other employees, the content and form of which shall meet the relevant requirements of the PRC laws and regulations;

(10)	from the date of this Agreement (including the execution date) to the Completion Date for Closing Conditions, all representations and warranties made by the Original Shareholders, Consulting Company, Investment Company and Guoping Dong in Exhibit 4 should continue to be true, complete and accurate, and they should perform the representations and warranties stipulated in Exhibit 4, and should not act in breach of Exhibit 4;

(11)	from the date of this Agreement (including the execution date) to the Completion Date for Closing Conditions, there should be or should have been no event, fact, condition, change or other circumstance which has had or is reasonably expected to be likely to have a material adverse effect on Consulting Company and the Target Kindergartens and Centers;

(12)	from the date of this Agreement (including the execution date) to the Completion Date for Closing Conditions, there should have been no material adverse change in the assets structure and condition of Consulting Company and the Target Kindergartens and Centers;

(13)	prior to the Completion Date for Closing Conditions (including the Completion Date for Closing Conditions), the Original Shareholders and Consulting Company should have fully performed and complied with the conditions, obligations and undertakings that shall become effective prior to or on the Completion Date for Closing Conditions as stipulated herein, respectively;

(14)	the Target Kindergartens and Centers should have the Permit for Operation of Schools that is currently valid and also shows that its 2011 annual inspection was approved by the department in charge of education;

(15)	the Target Kindergartens and Centers should have the Registration Certificate of Private Non-Enterprise Entities (Legal Person) that is currently valid and also shows that its 2011 annual inspection was approved by the department in charge of civil affairs;

(16)	the Target Kindergartens and Centers should have in place the valid Permit for Fee Charge or/and Fee Schedule for Filing;

(17)	the phrase “Investors request to get reasonable returns” should have been recorded in the articles of association newly signed by the Target Kindergartens and Centers, as well as their Permit for Operation of Schools;

(18)	the Target Kindergartens and Centers should directly sign the leasing agreements in relation to the properties leased by them with the lessors that have ownership to such properties;

(19)	American English Kindergarten should have completed the execution of its leasing agreements with the lessors that have ownership to the relevant properties, and should ensure that the lease shall be for a term of 10 years and the rental payments for the first five years of the lease and another five years thereafter shall be RMB200,000/year and RMB250,000, respectively;

(20)	the Original Shareholders, Consulting Company, and the Target Kindergartens and Centers should have delivered all operation and management of the Target Kindergartens and Centers, all of their businesses, as well as their common seals, financial information (including without limitation, the capital verification report, balance sheet, income statement, and consolidated balance sheet and income statement of the Target Kindergartens and Centers), legal information, files and documents, etc. to Yuanbo Education in a manner that is satisfactory to it, and Yuanbo Education should have verified them as correct and accurate.

4.2	If the Original Shareholders fail to complete the closing conditions by September 1, 2012, Yuanbo Education shall be (but not necessarily be) entitled to any rights described below: (a) issuing a letter to approve the extension of the period for the completion of closing conditions; (b) waiving one or more of the closing conditions and also proposing any new closing conditions or modifying the original closing conditions; or (c) terminating this Agreement and also demanding the Original Shareholders to refund to Yuanbo Education any Investment Consideration paid by it pursuant to Article 8.4(2) hereof.

Article 5.  Matters subsequent to the Closing and Completion Date for Closing Conditions, and formal Closing Date

5.1	The parties hereto agree that the Completion Date for Closing Conditions shall be the date on which all the closing conditions have been satisfied (subject to the completion of the last closing condition) or on the fifth working days after a waiver is obtained from Yuanbo Education, and such date shall occur before September 1, 2012 (or such other date as otherwise determined by Yuanbo Education). The confirmation of closing conditions will take place in Jiaxing, Zhejiang Province, on the Completion Date for Closing Conditions. The parties hereto agree that the Original Shareholders shall assist Yuanbo Education in managing Consulting Company and the Target Kindergartens and Centers as required by Yuanbo Education after the Completion Date for Closing Conditions, and shall complete the formal closing on November 1, 2012 (the “Formal Closing Date”). The formal closing will take place in Jiaxing, Zhejiang Province on the Formal Closing Date.

5.2	On the Completion Date for Closing Conditions, the Original Shareholders shall:

(1)	submit to Yuanbo Education all documentations certifying that all the closing conditions set forth in Article 4.1 above are satisfied;

(2)	deliver or take all other documents or actions as may be reasonably required by Yuanbo Education for completion of the equity transfer.

5.3	Matters Subsequent to the Completion Date for Closing Conditions

Yuanbo Education shall pay to the Original Shareholders the second installment of the Acquisition Price within fifth working days after the Completion Date for Closing Conditions;

5.4	Matters Subsequent to the Formal Closing Date

Yuanbo Education shall pay to the Original Shareholders the third installment of the Acquisition Price within fifth working days after the Formal Closing Date.

Article 6.  Miscellaneous

6.1	After the execution hereof and prior to the Completion Date for Closing Conditions, Yuanbo Education shall have the right to supervise the operation, financial and legal affairs of Consulting Company and the Target Kindergartens and Centers, including but not limited to inspecting and photocopying the relevant financial and legal information, and requiring the person-in-charge to explain financial and legal issues, etc. The Original Shareholders shall also procure Consulting Company and the Target Kindergartens and Centers to coordinate with Yuanbo Education to enable Yuanbo Education to exercise such supervision right.

6.2	The parties hereto agree that all debts and legal liabilities incurred by Consulting Company and the Target Kindergartens and Centers prior to the Completion Date for Closing Conditions, or to be incurred in connection with any act taken prior to the Completion Date for Closing Conditions shall be borne by the Original Shareholders; all debts or legal liabilities borne by Consulting Company and the Target Kindergartens and Centers due to the above act shall be fully reimbursed by the Original Shareholders to the party who undertakes them. If the rights and interests of Yuanbo Education hereunder are reduced as a result of its undertaking of the above debts or legal liabilities, the Original Shareholders shall be liable for making additional compensation to Yuanbo Education.

6.3	The Original Shareholders shall guarantee the legality, validity and continuity of the leasing and occupation by the Target Kindergartens of their properties. The Original Shareholders undertake that the lease term of all properties leased by the Target Kindergartens shall be subject to the existing leasing contracts between the Target Kindergartens and owners of such properties. Where there is any leasing contract that will be expired within ten years, the Target Kindergartens shall seek to renew it. In particular, Lvdu Early Learning Center must complete the formalities in relation to the renewal of contract for the leasing of premises by November 1, 2012, failing which it will be excluded from the Acquisition, and the consideration for Lvdu Early Learning Center will be deducted from the total amount of the Investment Consideration; if the Target Kindergartens and Centers suffer any loss in connection with any issue such as the ownership of leased properties, nature of the lands on which they are situated, fire prevention facilities or absence of registration of the leases thereof, the Original Shareholders guarantee that they will bear any loss suffered by investors arising therefrom but subject to the actual amount of such loss.

6.4	The Original Shareholders and Consulting Company shall solely bear all taxes and expenses arising from the transactions contemplated hereunder that shall be borne by them, respectively; the Original Shareholders and Consulting Company shall bear all risks and liabilities in a tax audit and investigation or in any circumstance arising from any payment of taxes and expenses that shall be borne by them, including without limitation, the administrative punishments and economic losses in relation thereto; if Yuanbo Education suffers any loss in a tax audit and investigation or in any circumstance due to any payment of taxes and expenses that shall be borne by the Original Shareholders, the Original Shareholders undertake to make compensation to Yuanbo Education for all losses suffered by it arising therefrom, and pay such compensation to Yuanbo Education within five days after the occurrence of such losses; if the Original Shareholders do not perform the aforesaid, Yuanbo Education shall have the right to deduct directly from the interests to which the Original Shareholders is entitled under this Agreement and any exhibits hereto any equivalent amount or interest as compensation.

6.5	The parties hereto agree that this Agreement will not be submitted to the competent government department for approval. The parties hereto agree that unless any particular provision of this Agreement is expressly held by the relevant arbitration authority or PRC court to be a prohibited or restricted provision in violation of laws and non-legally binding, the parties shall perform all the provisions of this Agreement based on the principle of good faith, and shall not refuse to perform this Agreement or any of its provisions under the pretext that this Agreement has not been approved and therefore is not legally binding. The parties also agree that they have fully consulted their lawyers, fully understand, and agree the nature of this Agreement and enter into this Agreement out of their own accord. Therefore, the parties shall not, in any event, make an application to any PRC government department on a voluntary basis to request for the confirmation that this Agreement or any of its provisions is not legally binding.

6.6	If this Agreement or any of its provisions cannot be performed due to the PRC laws and regulations or the permission of any government department, the Original Shareholders undertake and agree that:

(1)	such individual provision is not legally binding, and does not affect the legal binding effect of this Agreement as a whole and its other provisions;

(2)	if this Agreement or any particular provision is held by the relevant arbitration authority or court to be non-legally binding, which would as a result have an adverse effect on Yuanbo Education, the Original Shareholders shall not deny the economic benefits of Yuanbo Education under this pretext. They shall adopt any reasonable recommendation put forward by Yuanbo Education Holdings and/or Yuanbo Education, carry out any other alternative proposal as permitted by laws, and confer to Yuanbo Education the same or equivalent economic benefits and legal rights.

6.7	If the closing is effected on the terms and conditions of this Agreement and any exhibits hereto, then the Completion Date for Closing Conditions specified herein shall be the settlement date for transactions of Consulting Company and the Target Kindergartens and Centers, and Yuanbo Education shall be entitled to all incomes generated by Consulting Company and the Target Kindergartens and Centers from the Completion Date for Closing Conditions and assume all debts and liabilities incurred by Consulting Company and the Target Kindergartens and Centers from the Completion Date for Closing Conditions. The Original Shareholders and Consulting Company shall expressly list out all major debts and liabilities that shall be undertaken or assumed by the Original Shareholders prior to or after the Completion Date for Closing Conditions pursuant to Article 6.2 hereof, and the specific amount of incomes or debts and liabilities shall be determined on the basis of an audit conducted by the accounting firm appointed by Yuanbo Education that has the qualification to conduct audits for listing purposes.

Article 7.  Non-Competition Obligations

7.1	Within ten years from the Completion Date for Closing Conditions and subsequently during the period when the Original Shareholders remain employed by Consulting Company or the Target Kindergartens or Schools, the Original Shareholders shall not operate solely or jointly with others, or directly or indirectly engage in any business that is in competition with the business of the Target Kindergartens and Centers (the “Competing Activity”) and any other act that causes harm to the interest of the Target Kindergartens and Centers, including but not limited to:

(1)	having a controlling interest in, holding equity interest of, or indirectly controlling any company or other organization which is engaged in the Competing Activity;

(2)	being a director, management staff, advisor or employee of any company or other organization which is engaged in the Competing Activity;

(3)	providing loans, customer information or assistance of any other forms to any company or other organization which is engaged in the Competing Activity;

(4)	directly or indirectly obtaining interests from the Competing Activity or any company or other organization that is engaged in the Competing Activity;

(5)	employing in any way any person departing from the Target Kindergartens and Centers since the Completion Date for Closing Conditions through any individual or organization that is directly or indirectly controlled by them or has an interest relationship with them; and

(6)	seeking in any way to employ any employees retained by the Target Kindergartens and Centers at that time.

Article 8.  Supplement, Amendment to, Modification and Discharge of this Agreement

8.1	This Agreement shall become effective once it is signed by the parties hereto.

8.2	This Agreement can be amended or modified after a unanimous agreement is reached by the parties hereto through consultation. Any amendment or modification shall be in writing and become effective once it is signed by the parties hereto.

8.3	Discharge. This Agreement can be discharged in the following manner:

(1)	The parties hereto jointly discharge this Agreement and confirm the time of such discharge to take effect by a written agreement;

(2)	A party may notify the other party in writing of the discharge of this Agreement and state the effective date of such discharge in a notice at least ten working days prior to the effective date of the discharge if any one of the following circumstances occurs:

a)	any representation or warranty made by the other party is untrue in all material aspects or there is material omission in it at the time when such representation or warranty is made or on the Completion Date for Closing Conditions;

b)	when the other party fails to perform his/her/its agreements, undertakings and obligations hereunder in all material aspects pursuant to this Agreement, the abiding party may notify the defaulting party in writing that such breach shall be rectified within thirty (30) days of the receipt of such notice. If such breach has not been rectified or the defaulting party does not put forward any rectification/compensation proposal that is acceptable to the abiding party (if such proposal is reasonable, the abiding party shall not reject it) within such thirty (30) day period, and the abiding party reasonably believes that such breach may have a significant impact on the financial situation of the company, the abiding party shall be entitled to discharge this Agreement by giving written notice to the defaulting party;

(3)	If the Reorganization cannot be completed by August 15, 2012, Yuanbo Education Holdings or Yuanbo Education shall be entitled to discharge this Agreement.

(4)	If the closing cannot be completed by September 1, 2012, Yuanbo Education Holdings or Yuanbo Education shall be entitled to discharge this Agreement.

(5)	Yuanbo Education shall discharge this Agreement pursuant to Article 3.4(2) hereof.

8.4	Effectiveness of Discharge.

(1)	This Agreement shall have no effect if it is discharged in accordance with any clause of Article 7.3 listed above;

(2)	After the discharge of this Agreement, the Original Shareholders shall, based on the principles of fairness, reasonableness and good faith, return any Onshore Acquisition Price from Yuanbo Education hereunder, and shall resume to the original condition at the time of the execution of this Agreement as much as possible. To the extent that the Original Shareholders make material mistakes, they shall also pay any interest accrued on any Investment Consideration paid by Yuanbo Education for the period from the date on which such Investment Consideration is actually paid to the return of such payment to Yuanbo Education, which interest shall be calculated at an annual interest rate of 3%.

(3)	After the discharge of this Agreement, all rights and obligations of the parties hereto under this Agreement shall be terminated immediately. No other claims shall be made by a party against the other party in respect of this Agreement or the discharge hereof, except for the liabilities that shall be undertaken under Article 9 hereof.

Article 9.  Liabilities for Breach of Contract

9.1	A breach of contract shall be constituted if a party hereto violates or refuses to perform his/her/its representations, warranties, obligations or liabilities under this Agreement and its exhibits.

9.2	Liabilities for Breach of Contract

In the event of any breach of this Agreement, the defaulting party shall indemnify the abiding party against any loss suffered by him/her/it as a result of the breach of this Agreement by the defaulting party. Any waiver by the abiding party of one or more breach(es) of the other parties shall not deprive him/her/it of the exercise of his/her/its right to terminate this Agreement in future in respect of such breaches. Given that all losses resulting from the breach of this Agreement may not be fully compensated in monetary manner, the abiding party may request the defaulting party to continue the performance of his/her/its obligations or to adopt other remedial measure as permitted by laws, in addition to the assumption by the defaulting party of his/her/its liabilities for making compensation for the breach.

9.3	Unless specifically herein provided, if a party violates this Agreement and the other party therefore bears any cost or liability or suffers from any loss, the defaulting party shall make compensation to the abiding party in respect of such cost, liability, or loss (including, without limitation, any interest paid or lost due to such breach, and legal cost). The total amount of compensation paid by the defaulting party to the abiding party shall be the same as such amount of loss incurred by such breach. The compensation referred above shall include any interest that shall be obtained by the abiding party in connection with the performance of this Agreement but it shall not exceed the reasonable expectation of the parties hereto.

Article 10.  Force Majeure

10.1	A party shall not be deemed as breach of contract if part or all of his/her/its obligations hereunder cannot be performed due to force majeure but not his/her/its fault. However, such party shall take all necessary remedial measures where circumstances permit so as to mitigate any loss caused by force majeure.

10.2	The party so affected by force majeure shall, within three working days after the occurrence of such an event, notify the other parties in writing of the account of the event and, within fifteen working days after the occurrence thereof, provide a detailed account of the event, as well as the valid evidence stating the reasons for his/her/its being unable to fully or partially perform or his/her/its delay in the performance of this Agreement. Such evidence shall be issued by the public notary organization in the locality of such force majeure. The parties hereto shall, in accordance with the extent to which the performance of this Agreement is affected by force majeure, consult with each other and decide on whether or not to terminate this Agreement, or partially waive or delay the performance of this Agreement. In the event that no agreement can be reached within sixty days after the occurrence of force majeure or change of situation, the party so affected by force majeure or the change of situation shall be entitled to terminate this Agreement, and no party shall be liable for making compensation for any loss suffered by the other parties hereto arising therefrom.

10.3	A force majeure shall mean any objective circumstance that is unforeseeable, unavoidable, and cannot be overcome, including the circumstances that the performance of this Agreement is directly affected by or this Agreement cannot be performed on the agreed terms due to earthquake, typhoon, flood, fire, war, and other unforeseeable force majeure events, the occurrence and consequence of which are unpreventable or unavoidable (the “Event of Force Majeure”), or the change of any laws, regulations and rules and regulations, or promulgation of new laws, rules and regulations, or any government act.

Article 11.  Governing Law and Dispute Resolution

11.1	The formation of this Agreement, its validity, interpretation, performance, and dispute resolution shall be governed by and construed in accordance with the laws of the PRC. If, however, any specific matter relating to this Agreement has not been provided for in the PRC laws and regulations that have been promulgated, it shall be handled with reference to the general international commercial practices to the extent as permitted by the PRC laws and regulations.

11.2	All disputes arising from the implementation of this Agreement or in connection with this Agreement shall be resolved by the parties through friendly consultation. If any dispute cannot be resolved through consultation within fifteen days after its occurrence, any party shall have the right to submit such dispute to the Shenzhen Court of International Arbitration for arbitration in Shenzhen in accordance with its arbitration procedures and rules then in force. The arbitration tribunal shall consist of three arbitrators designated pursuant to the arbitration rules. The arbitration proceedings shall be conducted in Chinese. The arbitral award shall be final and binding upon all parties.

11.3	During arbitration, all parties shall continue to have any other right hereunder and shall continue to perform their respective obligations hereunder.

Article 12.  Notice and Delivery

12.1	Any notice or other communication relating to this Agreement to be given by a party to the other parties (the “Notice”) shall be in writing (including facsimile or email), and shall be delivered to the recipients at the following correspondence addresses or contact numbers. In addition to the above, a valid notice shall also state the name of the following contact persons.

Yuanbo Education

Contact Person: Li Cao

Address: Room 2034, Block 1, No. 600 Meiyu Road, Nanxiang Town, Jiading District, Shanghai

Telephone No.: 13605830818; 0573-82711331

Fax No.: 021-67311678

Fengming Chemical Fiber

Contact Person: Xinfang Yu

Correspondence Address: No. 606 Dongfang Road, Wutong Street, Tongxiang

Postal Code: 314500

Telephone No.: 0573-88198818

Daoyue Sun

Contact Person: Daoyue Sun

Correspondence Address: Room 101, Unit A, Block 12, Hanbi Cuiting, Huali Century Garden, Wutong Street, Tongxiang

Telephone No.: 13905838063

Guoping Dong

Contact Person: Guoping Dong

Correspondence Address: Room 105, Dormitory of the Bureau of Radio, Film and Television, Qingfeng South Road, Wutong Street, Tongxiang

Telephone No.: 13806718388

Changlin Fei

Contact Person: Changlin Fei

Correspondence Address: No. 21 Tan Bridge, Sanxin Village, Wutong Street, Tongxiang

Telephone No.: 13567323040

Investment Company

Contact Person: Xinfang Yu

Correspondence Address: No. 606 Dongfang Road, Wutong Street, Tongxiang

Postal Code: 314500

Telephone No.: 0573-88198818

Consulting Company

Contact Person: Xinfang Yu

Correspondence Address: No. 606 Dongfang Road, Wutong Street, Tongxiang

Postal Code: 314500

Telephone No.: 0573-88198818

12.2	The time for delivery of any Notice using the communication methods specified in the above clause shall be determined in the following manner:

(1)	if delivered in person, such Notice shall be deemed to have been given at the time when the recipient gives his/her signature for confirmation of the receipt thereof. No delivery shall be deemed as valid if such recipient has not signed for confirmation;

(2)	if sent by post, such Notice shall be sent by registered and express mail or courier, and shall be deemed to have been given on the seventh day after it was put into the post;

(3)	if sent by facsimile or email, such Notice shall be deemed to have been given after the confirmation of the recipient. The date when confirmation is made by the recipient shall be deemed as the date of delivery.

12.3	In the event of any change of the correspondence address or contact number of any party (hereinafter referred to as the “Changing Party”), the Changing Party shall notify the other parties of the same within seven days of such change. If the Changing Party fails to give notice in a timely manner as required, he/she/it shall bear any loss arising therefrom.

Article 13.  Disclosure of Information

13.1	All terms and detailed rules of this Agreement and its exhibits (including all terms or even the existence of this Agreement, and any document relating to the equity transfer) shall be confidential information. Unless otherwise herein required, the parties hereto shall not disclose such confidential information to any third party. If any disclosure of information is required by laws, the party who needs to make information disclosure shall seek opinions from the other parties in respect of the information disclosure and submission within the reasonable time prior to such disclosure or submission; and if required by the other parties, the party who needs to make information disclosure shall seek confidential treatment for any information disclosed or submitted as much as possible.

13.2	Without the written consent of Yuanbo Education, the Original Shareholders and Consulting Company shall not disclose to the general public the equity transfer in any press conference, industry or professional media, marketing materials, and in any other manner.

13.3	Each party shall keep in confidence any proprietary or secret or confidential data and information relating to the Target Kindergartens and Centers or their business, or belonging to the other parties, or disclosed to him/her/it by the other parties at any time or for the purpose of negotiating this Agreement, as well as any content of this Agreement (the “Confidential Information”), and shall not disclose such Confidential Information to any third party or individual other than the parties hereto, professional advisors and the relevant government departments.

13.4	The parties agree and undertake that they will procure any director appointed by them not to use any Confidential Information for any purpose other than for the exercise of their powers and functions as directors or business operation of the company.

13.5	The parties shall procure their respective employees to observe all obligations under this Article and be bound by them. As such, an undertaking to keep in confidence and not to use Confidential Information, the form and content of which are to the satisfaction of the parties, shall be included in all labor and service contracts with such employees.

13.6	Yuanbo Education shall be entitled to disclose any matters relating to the Investment to any third party or the public.

13.7	The restrictions mentioned in this Article 13 above shall not apply to any information disclosed in the following circumstances:

(1)	any information disclosed or used as required by laws or any regulatory authorities;

(2)	any information disclosed or used as required by any judicial proceeding in connection with this Agreement or any other agreements signed pursuant to this Agreement, or any information of the relevant matters reasonably disclosed to the taxation authority;

(3)	any information disclosed to professional advisors of the parties, and the parties shall request such professional advisors to observe the requirements of this Article 11 with respect to the Confidential Information, as if they were a party to this Agreement;

(4)	any information that has been in the public domain due to any reason other than the fault of the parties hereto or the company;

(5)	any information disclosed under Article 13.6;

(6)	any information disclosed or used with the prior written approval of the other parties.

If any information disclosure is made due to the above reasons, the party who makes such disclosure shall discuss the information disclosure and submission with the other parties within the reasonable time prior to such disclosure or submission, and shall enable the party who is aware of such information to treat the information disclosed or submitted as confidential as much as possible when the other parties require to make information disclosure or submission.

Article 14.  Bye-laws

14.1	All exhibits hereto are an integral part of this Agreement, which shall be a supplement to and have the same legal effect as the main body of this Agreement. In the event of any conflict between the main body of this Agreement and the exhibits hereto and any document filed to the competent departments for the performance of this Agreement, the main body of this Agreement shall prevail and any amendments hereto shall be made accordingly.

14.2	This Agreement and any exhibits hereto are the complete and unanimous agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other previous written and oral agreements or other documents between the parties with respect to such subject matter.

14.3	If any provision of this Agreement and all agreements described in any exhibits hereto should be invalid or unenforceable due to its applicable laws, such provision shall be deemed not to have been existed since then and shall not affect the validity of the other provisions of this Agreement. The parties hereto shall determine a new provision through negotiation to the extent as permitted by laws to ensure the realization of intention of the original provisions to the greatest extent.

14.4	This Agreement shall be binding upon any successor and assign of the parties and the successors and assigns mentioned above may be entitled to all rights and interests hereunder.

Yuanbo Education may assign and transfer its rights, interests and obligations hereunder to its affiliates, wholly-owned subsidiaries, and any wholly-owned subsidiaries of its holding company.

Save for the aforesaid, no party shall assign or transfer any of his/her/its rights or obligations hereunder.

14.5	Unless otherwise herein provided, failure or delay on the part of either party hereto to exercise any right, power, or privilege under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege preclude exercise of any other right, power or privilege.

14.6	This Agreement shall become effective once it is signed by the respective legal representatives or authorized representatives of the parties.

14.7	This Agreement is executed in 16 originals. The parties hereto shall keep 2 originals, respectively, and all of them shall have the same legal effect.

[This page, which is intentionally left blank, is the signature page of the Investment Agreement for Yuanbo Education.]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed by their respective duly authorized representatives on the day first above written.

Shanghai Yuanbo Education Information Consulting Corporation Ltd. (Chop)
[Chop of Shanghai Yuanbo Education Information Consulting Corporation Ltd. is affixed]

Authorized Representative: /s/ Li Cao

[This page, which is intentionally left blank, is the signature page of the Investment Agreement for the Original Shareholders.]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed by their respective duly authorized representatives on the day first above written.

Zhejiang Fengming Chemical Fiber Co., Ltd. (Chop)
[Chop of Zhejiang Fengming Chemical Fiber Co., Ltd.is affixed]

Authorized Representative: /s/ Xinfang Yu

Daoyue Sun, with ID card number: 【350122197102071615】

Signature: /s/ Daoyue Sun

Guoping Dong, with ID card number: 【33042519790312001X】

Signature: /s/ Guoping Dong

Changlin Fei, with ID card number: 【330425195708182910】

Signature: /s/ Changlin Fei

[This page, which is intentionally left blank, is the signature page of the Investment Agreement for Investment Company and Guoping Dong.]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed by their respective duly authorized representatives on the day first above written.

Tongxiang Fengming Fukang Cultural and Industrial Investment Co., Ltd. (Chop)
[Chop of Tongxiang Fengming Fukang Cultural and Industrial Investment Co., Ltd. is affixed]

Authorized Representative:

Guoping Dong, with ID card number: 【33042519790312001X】

Signature: /s/ Guoping Dong

[This page, which is intentionally left blank, is the signature page of the Investment Agreement for Consulting Company.]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed by their respective duly authorized representatives on the day first above written.

Daidaikang Enterprise Management and Consulting Co., Ltd. (Chop)
[Chop of Daidaikang Enterprise Management and Consulting Co., Ltd. is affixed]

Authorized Representative: /s/ Xinfang Yu

List of Exhibits

Exhibit 1: Name List of the Target Kindergartens and Centers, their Valuation and Key Personnel

No.	Name of the Target Kindergartens and Centers	Valuation Amount (RMB/Ten Thousand Yuan)	Name of Key Personnel	Position
1.	Mickey Kindergarten	130	Jumin Yao	Executive headmaster of the kindergarten
2.	Nanhu New District Kindergarten	290	Xiaolan Fei	Executive headmaster of the kindergarten
3.	Nobel Kindergarten	320	Xiangzhen Lou	Executive headmaster of the kindergarten
4.	American English Kindergarten	640	Jianyu Wu	Chief headmaster of the kindergarten
			Xiajuan Jin	Headmaster of the kindergarten - Business
			Juanping Shen	Headmaster of the kindergarten - Logistics
5.	Lvdu Early Learning Center	70	Hongfen Zhang	Executive headmaster of the kindergarten

Exhibit 4: Representations and Warranties

1.	Representations and Warranties by Yuanbo Education

1.1	Legal Status and Capacity of Yuanbo Education. Yuanbo Education has the full and independent legal status and capacity to execute, deliver and perform this Agreement, and may act as a party to a litigation separately. The execution by Yuanbo Education of this Agreement and the performance of its obligations hereunder shall not violate any relevant laws, regulations, and governmental orders, nor shall they be in conflict with any contract or agreement to which it is a party or which is binding upon its assets. This Agreement shall be legally binding on Yuanbo Education. The execution and performance of this Agreement will not violate or contradict with any terms in the articles of association of Yuanbo Education or its other constitutional rules.

1.2	Capacity to Pay and Authorization. Yuanbo Education guarantees that it has sufficient capacity to pay the Investment Consideration to the Original Shareholders in accordance with the terms and conditions hereof. Yuanbo Education has obtained all consents or authorizations from third parties that are necessary for the transactions contemplated hereunder.

2.	Representations and Warranties by the Original Shareholders and Consulting Company

On the date hereof, the Original Shareholders, Consulting Company, Investment Company and Guoping Dong jointly and severally represent and warrant to Yuanbo Education in respect of the following matters arisen on or before the date of this Agreement. The following representations and warranties are true, accurate and complete, and not misleading:

2.1	Authorization. The execution by the Original Shareholders, Consulting Company, Investment Company, and Guoping Dong of this Agreement, the performance of all their respective obligations hereunder, and the consummation of all the transactions contemplated hereunder have been fully and duly authorized. This Agreement is legally binding upon the Original Shareholders and Consulting Company.

2.2	Investment. Save as disclosed by the Original Shareholders in Exhibit 6, the Original Shareholders, Consulting Company, Investment Company, and Guoping Dong have no share in other companies, affiliates, offices, branch offices and other social organizations, or shareholders interest in any business that is in competition with the principal business of Consulting Company and the Target Kindergartens and Center; nor do they directly or indirectly control or hold any share in any other entity, nor have any interest in any other entity whose business is in competition with the principal business of Consulting Company and the Target Kindergartens and Centers. The Original Shareholders do not in any way take part or participate in any business operation that is in competition with the principal business of Consulting Company and the Target Kindergartens and Centers.

2.3	No Conflict. The execution and performance by the Original Shareholders, Consulting Company, Investment Company, and Guoping Dong of this Agreement will not result in any violation or conflict of any terms of the articles of association of Consulting Company and the Target Kindergartens and Centers or any other constitutional rules, and any violation of the PRC mandatory laws and regulations; all the Original Shareholders have obtained any consent or authorization from third parties that is necessary for the transactions contemplated hereunder. The Original Shareholders, Consulting Company, Investment Company, and Guoping Dong have complete, lawful, and full capacity for civil conducts and civil rights. There is no circumstance where any civil right is subject to restrictions.

2.4	Validly Existing. Consulting Company and the Target Kindergartens and Centers are entities incorporated and validly existing under applicable laws. Consulting Company and the Target Kindergartens and Centers have fully paid their respective registered capitals or start-up capital according to the payment schedule set out in their respective articles of association, approval documents, business licenses, Registration Certificate of Private Non-Enterprise Entities (Legal Person) and Permit for Operation of Schools for Privately-run Schools (the “Incorporation Documents”), which is in compliance with the requirements of the PRC laws. There is no start-up capital that has not been paid or delayed in payment, nor is there any start-up capital that has been taken away. The Original Shareholders, Consulting Company, Investment Company, Guoping Dong or the Target Kindergartens and Centers have furnished to Yuanbo Education a capital verification report, certifying that Consulting Company and the Target Kindergartens and Centers have fully paid their respective registered capital or start-up capital according to laws. All the Incorporation Documents of Consulting Company and the Target Kindergartens and Centers have been legally and validly approved or registered (if required), and are valid and enforceable under the laws of the PRC. The business scopes of Consulting Company and the Target Kindergartens and Centers as set forth in the Incorporation Documents are met with the PRC legal requirements. The production and business operation of Consulting Company and the Target Kindergartens and Centers are in compliance with the laws of the PRC. All certificates, licenses, and permits required under the laws of the PRC for the production and business operation of Consulting Company and the Target Kindergartens and Centers have been applied for and obtained according to laws; the Target Kindergartens and Centers have carried out (including, without limitations) all registration formalities with national and local civil affairs bureaux and education bureaux of the PRC, as well as other relevant administrative departments in respect of their investment and operation. All approvals or permits in relation thereto have been obtained according to laws; Consulting Company and the Target Kindergartens and Centers have completed their respective registration formalities with the relevant administrative department in respect of their cooperation with offshore organizations that is necessary for their business operation. All approvals or permits in relation thereto have also been obtained according to laws (if applicable). Moreover, all of the above permits, approvals, or registration are validly existing. The Target Kindergartens and Centers have passed an annual inspection conducted by the relevant body authorized by the government with respect to all of their certificates, licenses and permits, if any.

2.5	Undisclosed Liabilities. There are no other substantial liabilities (being any liabilities whose amount exceeds RMB100,000) of Consulting Company and the Target Kindergartens and Centers that have not been shown in their respective balance sheets; any liabilities incurred by Consulting Company and the Target Kindergartens and Centers in the normal course of their business operation after the date of balance sheet, which is not prohibited by this Agreement, will not have any material adverse effect on Consulting Company and the Target Kindergartens and Centers or any of their shareholders.

2.6	Capital Structure. The shareholding structure of registered capital or founders and investors of Consulting Company and the Target Kindergartens and Centers as set forth in their respective articles of association and any amendments thereto that were registered and filed with the departments in charge of industrial and commercial administration, civil affairs administration and management, and educational administration is entirely consistent with the record in the latest articles of association and/or any amendments thereto of Consulting Company and the Target Kindergartens and Centers as provided by the Original Shareholders and the Target Kindergartens and Centers to Yuanbo Education, and accurately and completely reflects the capital structure of Consulting Company and the Target Kindergartens and Centers prior to the closing. Consulting Company and the Target Kindergartens and Centers have never made any commitment to any person to issue nor have actually issued, in any way, any interests, shares, bonds, and options of Consulting Company and the Target Kindergartens and Centers, or interests of the same or similar nature other than the above shareholders interest or founders interest, including but not limited to the granting of equity interests as gift to any senior management, key employees or shareholders of Consulting Company and the Target Kindergartens and Centers, and/or other profit-making and non-profit organizations.

2.7	No Change. From the date hereof to the Completion Date for Closing Conditions, unless otherwise herein required or except as disclosed by the Original Shareholders in the exhibits hereto and with the written approval of Yuanbo Education, the Original Shareholders, Consulting Company and the Target Kindergartens and Centers have not done the following or fallen into the following circumstances:

(1)	repayment in advance of any liabilities that has not been due;

(2)	provision of guarantees and security to others, creation of mortgages, pledges and other guarantees over their assets for others;

(3)	discharge of any claims against others or waiver of any rights of claim;

(4)	amendment to any existing contracts or agreements, which would have a material adverse effect on Consulting Company and the Target Kindergartens and Centers;

(5)	release of bonus to any management staff, directors, employees, sales representatives, agents, presidents, headmasters of kindergartens, financial personnel or formal or informal, full-time or part-time advisors or increase of income of any other form (unless it is the subsidy, bonus, or other income that is customarily released), or increase of the level of compensations by more than 15% for the top 5 employees with highest pay among the company, managers, deputy managers or other senior management, presidents, headmasters of kindergartens, financial personnel, or formal or informal, full-time or part-time advisors within 12 months;

(6)	suffering of any loss (whether or not it is insured) or occurrence of any safety responsibility incidents in Consulting Company and the Target Kindergartens and Centers, or any change of their relationship with suppliers, customers, or employees, which would have a material adverse effect on Consulting Company and the Target Kindergartens and Centers;

(7)	amendment to the accounting and auditing methods, policies, or principles, as well as financial and accounting rules and regulations of Consulting Company and the Target Kindergartens and Centers;

(8)	transfer by Consulting Company and the Target Kindergartens and Centers of their respective intellectual property rights, trade secrets and trade names, or business names, or granting by Consulting Company and the Target Kindergartens and Centers of a license to others to use the same;

(9)	material change of any auditing methods, or employment policies, as well as rules and regulations;

(10)	material adverse change in the financial situation of Consulting Company and the Target Kindergartens and Centers; occurrence of significant transactions outside the ordinary course of business of Consulting Company and the Target Kindergartens and Centers with significant liabilities incurred (the term “significant” used in the “significant transactions” and “significant liabilities” means that there will be an adverse effect on the normal business operation and valid existence of Consulting Company and the Target Kindergartens and Centers);

(11)	adoption of any resolutions in respect of any matters other than those customarily discussed at any shareholders’ meeting, board meetings or council meetings, except for the resolution adopted for the performance of this Agreement;

(12)	declaring, having paid or distributed, or preparing to declare, pay, or distribute any dividends, bonus, or shareholders’ profits of any other form;

(13)	save for all matters relating to the Reorganization as set forth in Article 1 hereof, (i) any sale of assets, mortgage, pledge, lease, transfer, and other disposal that is beyond the normal business scope and whose transaction amount is in excess of RMB100,000, (ii) except for customary business, the disposal of any fixed assets or consent to dispose of or acquire fixed assets, waiver of any right to manage Consulting Company and the Target Kindergartens and Centers, execution of any contracts involving expenditures of fixed assets, creation of any other liabilities of the company; (iii) creation of any expenditure that is beyond the normal business scope and whose amount is in excess of RMB100,000, or purchase of any tangible or intangible assets (including any investment in shareholders’ interest of other companies or organizations), insofar as Consulting Company and the Target Kindergartens and Centers are concerned;

(14)	any significant transaction or action that is outside the scope of the customary business operation of Consulting Company and the Target Kindergartens and Centers;

(15)	any act or omission to act which could result in the above circumstances.

2.8	Taxation. Consulting Company and the Target Kindergartens and Centers have completed all taxation registration as required by laws and regulations.

2.9	Assets. Consulting Company and the Target Kindergartens and Centers legally own or use all of the equipment, fixed and intangible assets owned or occupied by them, respectively. Such equipment, fixed and intangible assets are registered in the name of the Target Kindergartens and Centers.

2.10	Real Estate. Consulting Company and the Target Kindergartens and Centers have the legal right to use the office premises currently used by it. The Original Shareholders and Consulting Company confirm that the Target Kindergartens and Centers have the right to use all of its properties that are being used as campus.

2.11	Contracts. The Original Shareholders and the Target Kindergartens and Centers have provided Yuanbo Education with copies of some material agreements or contracts currently in effect (which are consistent with their originals), and the Original Shareholders guarantee that all contracts of Consulting Company and the Target Kindergartens and Centers currently in effect are lawful, valid and enforceable according to laws, and all contracts currently in effect are duly performed. There is no circumstance where a material breach is committed by the Target Kindergartens and Centers or any other transaction party.

None of Consulting Company and the Target Kindergartens and Centers will be a party to nor be subject to any contracts, agreements, or other documents if such contracts, agreements, or other documents:

(1)	are not made in the ordinary course of business;

(2)	are not fully made on an arms-length basis;

(3)	bring any losses to the Target Kindergartens and Centers or impair the interest of the Target Kindergartens and Centers;

(4)	result in the circumstances that the Target Kindergartens and Centers violate any terms and obligations under the contracts, agreements, or documents to which they are a party or which are binding upon them.

2.12	Accounting Treatment. As of today, no interference nor punishment has been imposed by the local competent departments (including taxation department, education administrative department, etc.) on Consulting Company and the Target Kindergartens and Centers in respect of their accounting treatment; and as far as the Original Shareholders know or reasonably foresee, there is no sign or indication of having the risks of such interference or punishment.

2.13	Disputes. There is no significant dispute between Consulting Company and the Target Kindergartens and Centers (as a party) and any third parties (as the other party) (such dispute means any dispute which has entered into litigation proceedings, or causes Consulting Company or the Target Kindergartens and Centers to make a compensation of over RMB100,000, or would have an adverse effect on the reputation of the Target Kindergartens and Centers).

2.14	Litigation. There is no such following circumstance which would have a material adverse effect on Consulting Company and the Target Kindergartens and Centers, or would passively affect the formation of this Agreement, its validity and enforceability, as well as the transfer of shareholders’ interest hereunder, whether it has been completed, is pending or reasonably expected to be likely to occur:

(1)	any punishment, prohibition order or decree imposed by government departments on Consulting Company and the Target Kindergartens and Centers;

(2)	any other proceeding, such as civil, criminal, and administrative litigation or arbitration, or dispute against Consulting Company and the Target Kindergartens and Centers.

2.15	Compliance with Laws. All businesses being operated by Consulting Company and the Target Kindergartens and Centers are in compliance with the laws, regulations, and rules currently in force, and any other administrative rules of national administrative and management authorities (collectively referred to as the “Regulations”), and do not violate any Regulations, which would have a material adverse effect on the business operation or assets of Consulting Company and the Target Kindergartens and Centers.

2.16	Employees.

(1)	All employees of Consulting Company and the Target Kindergartens and Centers are in compliance with the relevant labor laws and Regulations applicable to them;

(2)	There is no existing labor dispute or conflict between Consulting Company and the Target Kindergartens and Centers and their existing or former employees, nor is there any labor dispute or conflict that is reasonably expected to be likely to occur;

(3)	Consulting Company and the Target Kindergartens and Centers have no obligation to pay any economic compensation in connection with the termination of labor relationship or any other similar compensation or indemnification cost relating to employment that shall be paid but have not been paid.

2.17	Special Representations and Warranties by the Original Shareholders, Consulting Company, Investment Company, and Guoping Dong. In addition to the general representations and warranties as set forth above, the Original Shareholders, Consulting Company, Investment Company, and Guoping Dong jointly and severally represent and warrant as follows:

(1)	For the purpose of this Agreement, the Original Shareholders and Consulting Company will make their best effort to coordinate with Yuanbo Education to implement the Reorganization arrangement hereunder. Without the written consent of Yuanbo Education, they will not disclose externally the Reorganization arrangement hereunder and any specific requirements in relation thereto; if the disclosure is mandatorily required by laws, they shall notify Yuanbo Education of the same in advance.

(2)	After the Original Shareholders and Consulting Company complete all items under the Reorganization as prescribed in Article 1.2 hereof, Consulting Company will own 100% of the founder’s and investor’s interest in all of the Target Kindergartens and Centers, and will have the right to legally and validly obtain reasonable return from the Target Kindergartens and Centers.

(3)	After the Original Shareholders complete the equity transfer hereunder, Yuanbo Education will own 100% of the founder’s and investor’s interest in all of the Target Kindergartens and Centers, and will have the right to legally and validly obtain reasonable return from the Target Kindergartens and Centers.

(4)	If the Target Kindergartens are subject to any punishment by the relevant government departments due to the organization of any interest class or suffer any other loss as a result thereof, the Original Shareholders guarantee that they will bear any loss suffered by Yuanbo Education arising therefrom.

(5)	Consulting Company and the Target Kindergartens and Centers have not paid any enterprise income tax since their establishment to the date hereof. If the Target Kindergartens and Centers are required by the department in charge of taxation to pay back any payable enterprise income tax or are subject to a penalty as a result thereof, Yuanbo Education may claim back in full any loss in relation thereto from the Original Shareholders in the manner as specifically described below: the Original Shareholders will ultimately bear all additional taxes payable that were incurred or/and penalties prior to the completion date for change of registration with the department in charge of industrial and commercial administration. Yuanbo Education shall jointly bear all additional taxes payable that were incurred after the completion date for change of registration with the department in charge of industrial and commercial administration.

(6)	Consulting Company and the Target Kindergartens and Centers have submitted to any taxation department which made requests to them any information required by it; as of the date hereof, there has been no dispute involving the existing or potential taxation liabilities or taxation preferential treatment of the company and its early childhood educational institutions between the Target Kindergartens and Centers and taxation departments;

(7)	Consulting Company and the Target Kindergartens and Centers have financial information which is used for normal tax recordation and payment;

(8)	Prior to the completion of the Reorganization, certain of the Target Kindergartens and Centers have not specified in their articles of association and the Permits for Operation of Schools as to whether investors expressly request to get reasonable return. If, after the Completion Date for Closing Conditions, any early childhood educational institution is subject to penalty or suffers from any other loss because of this and due to any previous distribution, Yuanbo Education shall have the right to claim back any loss arising therefrom from the Original Shareholders.

(9)	Save for the employee’s welfares, social and pension protection stipulated by the PRC labor laws and the relevant requirements, the Target Kindergartens and Centers have no obligation to pay any other related on-the-job, retirement or pension welfare or protection.

(10)	The Original Shareholders and Consulting Company undertake that they will make their best effort to procure the Target Kindergartens and Centers to complete valid registration of social insurance and to pay social insurance and housing provident fund for such employees pursuant to the requirements of applicable laws and regulations prior to the Completion Date for Closing Conditions. If the Target Kindergartens and Centers are required to make any additional payment, is subject to administrative punishments or required to assume any other civil or administrative liabilities due to the failure on its part to complete the registration of social insurance or to pay in full any social insurance or housing provident fund in a timely manner for such employees according to laws, the Original Shareholders guarantee that they will bear any direct or indirect losses suffered by Yunabo Education arising therefrom.

(11)	The Original Shareholders and Consulting Company undertake that they will, prior to the Completion Date for Closing Conditions, ensure any existing canteen or any Target Kindergarten and Center that provides catering service to students to obtain the valid Permit for Catering Service or Permit for Food Hygiene. The Original Shareholders also guarantee that Yuanbo Education shall have the right to claim back from the Original Shareholders any direct or indirect losses suffered by the Target Kindergartens and Centers due to the failure on their part to be qualified to get or renew the Permit for Catering Service or Permit for Food Hygiene prior to the Completion Date for Closing Conditions of the equity transfer.

(12)	The Original Shareholders and Consulting Company undertake that they will, prior to the Completion Date for Closing Conditions, ensure the Target Kindergartens and Centers to obtain the valid Certificate of Qualified Health Care Units or similar documentation. The Original Shareholders also guarantee that Yuanbo Education shall have the right to claim back from the Original Shareholders any direct or indirect losses suffered by the relevant Target Kindergartens and Centers due to the failure on their part to be qualified to get the Certificate of Qualified Health Care Units prior to the Completion Date for Closing Conditions of the equity transfer.

(13)	The Original Shareholders and Consulting Company undertake that they will, prior to the Completion Date for Closing Conditions, ensure the Target Kindergartens and Centers to obtain the valid Permit for Fee Charge or Fee Schedule for Filing. The Original Shareholders also guarantee that Yuanbo Education shall have the right to claim back from the Original Shareholders any direct or indirect losses suffered by the relevant Target Kindergartens and Centers due to the failure on their part to be qualified to get the Permit for Fee Charge or Fee Schedule for Filing prior to the Completion Date for Closing Conditions.

(14)	The Original Shareholders and Consulting Company undertake that they will, prior to the Completion Date for Closing Conditions, ensure the Target Kindergartens and Centers to obtain the valid Organization Code Certificate. The Original Shareholders also guarantee that Yuanbo Education shall have the right to claim back from the Original Shareholders any direct or indirect losses suffered by the relevant Target Kindergartens and Centers due to the failure on their part to apply for the Organization Code Certificate according to laws prior to the Completion Date for Closing Conditions of the equity transfer.

(15)	The Original Shareholders and Consulting Company undertake that they will, prior to the Completion Date for Closing Conditions, ensure the Target Kindergartens and Centers to obtain the valid Tax Registration Certificate. The Original Shareholders also guarantee that Yuanbo Education Holdings or Yuanbo Education shall have the right to claim back from the Original Shareholders any direct or indirect losses suffered by the relevant Target Kindergartens and Centers due to the failure on their part to apply for the Tax Registration Certificate according to laws prior to the Completion Date for Closing Conditions of the equity transfer.

(16)	The Original Shareholders and Consulting Company undertake that all teachers of the Target Kindergartens and Centers will, prior to the Completion Date for Closing Conditions, have the valid Teacher’s Qualification Certificate. Yuanbo Education shall have the right to claim back from the Original Shareholders any direct or indirect losses suffered by the relevant Target Kindergartens and Centers due to the failure on the part of certain teachers to obtain the Teacher’s Qualification Certificate prior to the Completion Date for Closing Conditions.

(17)	The Original Shareholders and Consulting Company undertake that all foreign teachers of the Target Kindergartens and Centers will, prior to the Completion Date for Closing Conditions, have the valid Foreign Expert Certificate. Yuanbo Education shall have the right to claim back from the Original Shareholders any direct or indirect losses suffered by the relevant Target Kindergartens and Centers due to the failure on the part of certain foreign teachers to obtain the Foreign Expert Certificate prior to the Completion Date for Closing Conditions of the equity transfer.

(18)	The Original Shareholders and Consulting Company undertake that all working staff of the Target Kindergartens and Centers will have valid health documentation. Yuanbo Education shall have the right to claim back from the Original Shareholders any direct or indirect losses suffered by the relevant Target Kindergartens and Centers due to the failure on the part of certain working staff to obtain health documentation according to laws prior to the Completion Date for Closing Conditions of the equity transfer.

(19)	The Original Shareholders and Consulting Company undertake to polish the articles of association of the Target Kindergartens and Centers so as to bring them in line with the requirements of the Notice on Issuing the Samples of the Articles of Association of Private Non-enterprise Entities, the Provisional Regulations for the Registration Administration of Private Non-enterprise Entities and the Regulations for the Implementation of Private Education Promotion Law; the name and address of the Target Kindergartens and Centers recorded in their respective articles of association are correct; the nature of entities recorded therein is legal person.

(20)	The Original Shareholders and Consulting Company undertake that the Target Kindergartens and Centers have taken out an liability insurance for campus. Yuanbo Education shall have the right to claim back from the Original Shareholders any penalties imposed on or any other losses suffered by the Target Kindergartens and schools due to the failure on their part to take out the liability insurance for campus or to take out such insurance in their own names.

2.18	The Original Shareholders have a full and exclusive right to own and dispose of any interest of the Target Kindergartens and Centers to be transferred to Yuanbo Education pursuant to this Agreement; there is no security interest or third party interest, nor third party claim or encumbrance over or in respect of the interest to be transferred.

2.19	Information Disclosure. All documents, materials and information provided by the Original Shareholders, Consulting Company, and the Target Kindergartens and Centers to Yuanbo Education prior to and after the date hereof are in all substantive respects true, accurate, complete, not misleading, and without any omission and withdrawal of facts.

2.20	The Original Shareholders, Consulting Company, Investment Company, and Guoping Dong will make all of the above representations and warranties to Yuanbo Education again on the Completion Date for Closing Conditions, and guarantee that there should be no other event during the period from the date hereof to the Completion Date for Closing Conditions which would have a material adverse effect on the assets of the Target Kindergartens and Centers, their businesses, financial situation, and prospect.

3.	Further Undertakings

3.1	Operation of the Original Shareholders, Consulting Company, and the Target Kindergartens and Centers. From the date hereof to the date on which the change of registration with the department in charge of industrial and commercial administration is completed, except for the reason of any act taken pursuant to this Agreement and its exhibits or unless with the written consent of Yuanbo Education, the Original Shareholders undertake that:

(1)	Consulting Company and the Target Kindergartens and Centers will operate their respective businesses in a normal manner, and will maintain their normal relationship with government departments, customers, employees and students, parents of such students so as to ensure that the reputation and operation of Consulting Company and the Target Kindergartens and Centers will not be materially and adversely affected after the equity transfer;

(2)	Consulting Company and the Target Kindergartens and Centers will not make dividends distribution or shares repurchase, nor will they carry out any unusual transaction or incur unusual liabilities. Save for the normal business activities, the Target Kindergartens and Centers will not repay loans in advance, nor will they pay in advance or delay in paying trades payable;

(3)	Consulting Company and the Target Kindergartens and Centers will pay trades payable that are due and other liabilities as scheduled in the ordinary course of business activities;

(4)	Consulting Company and the Target Kindergartens and Centers will perform all contracts and agreements signed or other documents in relation to the assets and business of Consulting Company and the Target Kindergartens and Centers in a timely manner;

(5)	Save for the normal business activities, Consulting Company and the Target Kindergartens and Centers shall not, without the prior written permission from Yuanbo Education, make settlements or give waivers solely in any litigation, or change their respective claims or other rights, and Yuanbo Education shall not refuse to grant such written permission without proper cause;

(6)	The Original Shareholders will make their best effort to ensure the continuous and lawful operation and existence of Consulting Company and the Target Kindergartens and Centers and to obtain all government approvals and other permission and consents that are necessary for their operation;

(7)	Consulting Company and the Target Kindergartens and Centers shall not be subdivided nor merged with any third party; Consulting Company and the Target Kindergartens and Centers shall not acquire any asset or business from third parties;

(8)	The Original Shareholders, Consulting Company, and the Target Kindergartens and Centers shall not violate the clause of representations and warranties hereunder through any act or omission to act;

(9)	The Original Shareholders, Consulting Company, and the Target Kindergartens and Centers shall notify Yuanbo Education in writing of any event, fact, condition, change or other circumstance which has had or may have a material adverse effect on the Original Shareholders, Consulting Company, and the Target Kindergartens and Centers in a timely manner;

(10)	The Original Shareholders, Consulting Company, and the Target Kindergartens and Centers will handle the taxation issues of the Target Kindergartens and Centers in a customary manner and strictly in accordance with the relevant laws and regulations.

3.2	Availability of Information. From the date hereof to the date on which the change of registration with the department in charge of industrial and commercial administration is completed, the Original Shareholders, Consulting Company, and the Target Kindergartens and Centers will, within the normal office hours of Consulting Company and the Target Kindergartens and Centers, provide Yuanbo Education and its representative with all information relating to Consulting Company and the Target Kindergartens and Centers as reasonably required by them, including but not limited to providing all accounts, records, contracts, technical information, personnel information, management situation and other documents of Consulting Company and the Target Kindergartens and Centers to the lawyers, accountants and other representatives appointed by Yuanbo Education; in order to facilitate Yuanbo Education to examine and inspect the property, assets and business of Consulting Company and the Target Kindergartens and Centers, as well as the documents mentioned herein, the Original Shareholders, Consulting Company, and the Target Kindergartens and Centers allow Yuanbo Education to approach or contact any customer and creditor of Consulting Company and the Target Kindergartens and Centers within the reasonable time prior to the closing, subject to the condition that a prior written notice of three working days shall be given to the Original Shareholders, Consulting Company or the Target Kindergartens and Centers. The Original Shareholders, Consulting Company, and the Target Kindergartens and Centers agree that Yuanbo Education shall have the right to examine and inspect the financial affairs, assets and operation of Consulting Company and the Target Kindergartens and Centers at any time prior to the closing.

Exhibit 5

Labor Contract

Non-Competition Agreement

Enterprise Confidentiality Contract